DELAWARE POOLED TRUST

Registration No. 811-06322
FORM N-SAR
Annual Period Ended October 31, 2012

SUB-ITEM 77B: Accountant's report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On August 23, 2012, the Board of Trustees of Delaware Pooled Trust (the "Registrant") voted to approve changes related to the The Core Plus Fixed Income Portfolio's (the "Portfolio") investment policy in emerging markets debt securities. The changes to the Portfolio's investment strategies are incorporated herein by reference to the supplements dated August 28, 2012 to the Registrant's prospectuses for the Portfolio dated February 28, 2012, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-12-000242).

On August 23, 2012, the Board of Trustees of Delaware Pooled Trust (the "Registrant") voted to approve changes related to the way that The Focus Smid-Cap Growth Equity Portfolio (the "Portfolio") defines small and mid cap size companies. The changes to the Portfolio's investment strategies are incorporated herein by reference to the supplements dated August 30, 2012 to the Registrant's prospectuses for the Portfolio dated February 28, 2012, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-12-000266).

SUB-ITEM 77Q.1: Exhibits

Exhibit Reference

77.Q.1(e).1 Amendment No. 7 to Exhibit A of the Investment Management Agreement (January 4, 2010) between Delaware Pooled Trust and Delaware Management Company, a series of Delaware Management Business Trust, dated July 13, 2012, attached as Exhibit.

77.Q.1(e).2 Amendment No. 8 to Exhibit A of the Investment Management Agreement (January 4, 2010) between Delaware Pooled Trust and Delaware Management Company, a series of Delaware Management Business Trust, dated September 28, 2012, attached as Exhibit.
WS: MFG_Philadelphia: 867281: v1

WS: MFG_Philadelphia: 867281: v1